Exhibit 10.1

HEALTHTRONICS SURGICAL SERVICES, INC.

STOCK OPTION PLAN – 2002

TABLE OF CONTENTS

1.	Establishment And Purpose Of The Plan	1

2.	Definitions	1

3.	Eligibility	2

4.	Plan Administration	2

5.	Shares Subject To The Plan	2

6.	Types Of Grants	2

7.	Options	3

8.	Adjustments Upon Changes In Capitalization	3

9.	Termination And Amendment	3

10.	Non-Assignability	4

11.	Exercise By Estate	4

12.	No Guarantee Of Continued Employment	4

13.	Change Of Control	4

14.	Governing Law	5

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HEALTHTRONICS SURGICAL SERVICES, INC.

STOCK OPTION PLAN – 2002

1. Establishment and Purpose of the Plan. The purpose of this Plan is to provide a flexible means of compensation and motivation for outstanding performance by employees of the Company, directors of the Company, and certain other persons to further the growth and profitability of the Company.

2. Definitions.

Board or Board of Directors. The Board of Directors of the Company.

Common Stock. The common stock of the Company.

Committee. A compensation committee comprised of two or more non-employee directors within the meaning of Rule 16b-3 or meeting any other requirements of Rule 16b-3.

Company. HealthTronics Surgical Services, Inc., a corporation organized under the laws of the State of Georgia, and any successor or transferee of substantially all of its business or assets.

Employee. A full-time key employee of the Company or a Subsidiary, including an officer who is such an employee.

Fair Market Value. The fair market value of a share of Common Stock as of such date as determined by the Board of Directors.

Incentive Stock Option. Any Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

Non-Qualified Stock Option. Any Option not intended to be an Incentive Stock Option.

Option. An option to purchase Common Stock granted under the Plan, including both an Incentive Stock Option and a Non-Qualified Stock Option.

Person. An individual, a partnership, a corporation, or any other private, governmental or other entity.

Plan. The HealthTronics Surgical Services, Inc. Stock Option Plan herein set forth, as the same may from time to time be amended.

Recipient. Any person who is granted an Option under this Plan.

Rule 16b-3. Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and any successor rule or regulation.

3. Eligibility. A grant under this Plan may be made to any Employee, any director of the Company, or any other person as to whom the Board of Directors determines that making such grant is in the best interests of the Company; provided, however, that no grant may be made to a director or officer of the Company except pursuant to an exemption from Section 16(b) of the Securities Exchange Act of 1934 as provided under Rule 16b-3, if applicable.

4. Plan Administration. This Plan shall be administered by the Board of Directors, or by the Committee, pursuant to authority delegated by the Board of Directors (references to the Board of Directors may include the Committee where appropriate). The Board of Directors or the Committee may delegate to the CEO the authority to grant options to Employees, when such authority would not jeopardize the availability of an exemption pursuant to Rule 16b-3. The Board of Directors shall have full power to interpret and administer this Plan and full authority to act in selecting the grantees and in determining type and amount of grants, the terms and conditions of grants, and the terms of agreements which will be entered into with grantees governing such grants. The Board of Directors shall have the power to make rules and guidelines for carrying out the Plan and to make changes in such rules and guidelines from time to time as it deems proper. Any interpretation by the Board of Directors of the terms and provisions of the Plan and the administration thereof and all action taken by the Board of Directors shall be final and binding.

5. Shares Subject to the Plan. Subject to adjustment as provided in Section 8, the total number of shares of Common Stock available for grant under this Plan shall be up to 500,000 shares of Common Stock of the Company. Shares of Common Stock issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares and shares previously issued and re-acquired by the Company. If for any reason an Option terminates without the issuance of any shares, then all shares subject to such Option, to the extent of any such forfeiture, cancellation or termination, shall again be available for issuance under this Plan.

6. Types of Grants. The Board of Directors may make such grants under this Plan as in its discretion it deems advisable to effect the purpose of the Plan, including without limitation, grants of Incentive Stock Options and Non-Qualified Stock Options. Such grants may be issued separately or in combination, or in tandem, and additional grants may be issued in combination, or in tandem, with grants previously issued under this Plan or otherwise. As used in this Plan, references to grants in tandem shall mean grants consisting of more than one type of grant where the exercise of one element of the grant effects the cancellation of one or more other elements of the grant.

7. Options.

(a) Each Option shall have such terms and conditions as the Board of Directors shall determine. A grantee shall have no rights of a shareholder with respect to any shares of Common Stock subject to an Option unless and until a certificate for such shares shall have been issued.

(b) The Option exercise price shall be paid in full at the time of exercise. No common stock shall be issued until full payment has been received. Payment may be made in cash or, with the prior approval of and upon the conditions established by the Board of Directors or the Committee (or the CEO with respect to grants of Options approved by the CEO if no exemption available under Rule 16b-3 would be jeopardized), by other means, including delivery of shares of Common Stock owned by the Recipient.

(c) Subject to the terms of an Option and any other provisions of this Plan, each Option shall have a term of ten years.

(d) The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including Common Stock subject to an Option) otherwise due to the Recipient the amount of any federal, state or local taxes required by law to be withheld with respect to the Common Stock subject to a grant.

8. Adjustments Upon Changes in Capitalization. In the event of a reorganization, recapitalization, stock split, stock dividend, issuance of securities convertible into Common Stock, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Common Stock, or a sale by the Company of all or substantially all of its assets, or any distribution to shareholders other than a normal cash dividend, or any assumption or conversion of outstanding grants as a result of an acquisition, and except as otherwise provided in an agreement between the Recipient and the Company, the Board of Directors shall make appropriate adjustment in the number and kind of shares authorized by the Plan and any adjustments in outstanding grants as it deems appropriate.

9. Termination and Amendment.

(a) This Plan shall be effective upon its adoption by the Board of Directors, provided that approval by the shareholders of the Company is obtained within the 12 months preceding or following such adoption. It shall remain in full force and effect unless terminated by the Board of Directors, which shall have the power to amend, suspend, terminate or reinstate this Plan at any time, provided that no amendment which increases the number of Shares of Common Stock subject to the Plan, or materially adversely affects the availability of an exemption pursuant to Rule 16b-3, if applicable, with respect to this Plan, shall be made without shareholder approval.

(b) Without limiting the generality of the foregoing, the Board of Directors may amend this Plan to remove any requirements if and when they are no longer required under Rule 16b-3, if applicable, and to add requirements necessary to assure its continued compliance with Rule 16b-3.

(c) The Board of Directors may amend any outstanding Option to the extent it deems appropriate, provided that the Recipient’s consent shall be required in the case of amendments adverse to the Recipient.

10. Non-Assignability. Unless otherwise specified in an agreement between a Recipient and the Company, grants are not transferable other than by will or the laws of descent and distribution. An Option is exercisable during the Recipient’s lifetime only by the Recipient or his or her guardian or legal representative.

11. Exercise by Estate. Unless otherwise specified in an agreement between a Recipient and the Company, the estate or other transferee of any Recipient shall have 12 months from the date of such Recipient’s death to exercise any Option hereunder.

12. No Guarantee of Continued Employment. Nothing contained in this Plan, or in any Option granted pursuant to the Plan, shall confer upon any Recipient any right with respect to terms, conditions or continuance of employment by the Company.

13. Change of Control.

(a) Any provision of this Plan to the contrary notwithstanding, in the event of a change in control of the Company, unless (i) otherwise directed by the Board of Directors (excluding any New Directors, as defined below) by resolution adopted prior to such Change in Control or within ten days thereafter or (ii) otherwise provided in the agreement entered into between the Company and a Recipient, all of the grants under this Plan shall become completely vested and immediately exercisable.

(b) For purposes of this Section 13, “Change in Control” of the Company shall mean the occurrence of one or more of the following:

(i) acquisition in one or more transactions of 25 percent or more of the Common Stock by any Person, or by two or more Persons acting as a group, other than directly from the Company;

(ii) acquisition in one or more transactions of at least 15 percent but less than 25 percent of the Common Stock by any Person, or by two or more Persons acting as a group (excluding officers and directors of the Company), and the adoption by the Board of Directors of a resolution declaring that a change in control of the Company has occurred;

(iii) a merger, consolidation, reorganization, recapitalization or similar transaction involving the securities of the Company upon the consummation of which more than 50 percent in voting power of the voting securities of the surviving corporation(s) is held by Persons other than former shareholders of the Company; or

(iv) 25 percent or more of the directors elected by shareholders of the Company to the Board of Directors are persons who were not listed as nominees in the Company’s then most recent proxy statement (the “New Directors”), unless a majority of the members of the Board of Directors, excluding the New Directors, vote that no change of control shall have occurred by virtue of the election of the New Directors.

(c) If grants shall become exercisable pursuant to this Section 13, the Company shall use its best efforts to assist the grantees in exercise of their grants in such a manner as to avoid liability to the Company for profits under Section 16(b) of the Securities Exchange Act of 1934, as amended, if applicable, as a result of such exercise and related transactions, including (not by way of limitation) explanation of and assistance in meeting the requirements of Paragraph (e) of Rule 16b-3 for exempt dispositions to the Company.

14. Governing Law. This Plan and all determinations made and actions taken pursuant thereto shall be governed by the substantive laws and procedural provisions of the State of Georgia without regard to principles of conflicts of laws.

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